Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Nuveen Global Government Enhanced Income Fund
333-133464
811-21893

On January 1, 2011 a new Sub-Advisory Agreement went into effect for the above reference trust. Such
Agreement is attached as an exhibit to Form N-
SAR.